Exhibit 16.1

March 12, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.   20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Polo Ralph Lauren Corporation’s Form 8-K dated March 12, 2008, and have the following comments:

1.	We agree with the statements made in (a) Previous Independent Registered Public Accounting Firm with the exception noted below.
2.

We have no basis on which to agree or disagree with the statements made in the last sentence of the first paragraph in (a) Previous Independent Registered Public Accounting Firm and all of (b) New Independent Registered Public Accounting Firm.

Yours truly,

/s/ Deloitte & Touche LLP